EXHIBIT 5

Briggs and Morgan

Professional Association

2200 IDS Center

Minneapolis, MN  55402

(612) 977-8400

May 4, 2007

Granite City Food & Brewery Ltd.

5402 Parkdale Drive, Suite 101

Minneapolis, Minnesota 55416

Re:	Granite City Food & Brewery Ltd.
Registration Statement on Form S-3

Ladies and Gentlemen:

We are counsel to Granite City Food & Brewery Ltd. (the “Company”), a Minnesota corporation, in connection with its filing of a registration statement on Form S-3, under the Securities Act of 1933, as amended, relating to the proposed sale by selling shareholders of 2,617,334 shares of the Company’s common stock.

We have examined the registration statement and those documents, corporate records, and other instruments we deemed relevant as a basis for the opinion herein expressed.

Based on the foregoing, it is our opinion that when the registration statement shall have been declared effective by order of the Securities and Exchange Commission, the shares sold by the selling shareholders as contemplated by the registration statement will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the registration statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in such registration statement.

Very truly yours,

/s/ BRIGGS AND MORGAN,
Professional Association